EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of Procept, Inc. for its 1994 Employee Stock Purchase Plan of our report, which includes an explanatory paragraph regarding substantial doubt about the entity's ability to continue as a going concern, dated February 13, 1997, on our audits of the financial statements of Procept, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in Procept, Inc.'s Annual Report on Form 10-K as previously filed.



                                                 /s/ Coopers & Lybrand L.L.P.
                                                 COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
September 22, 1997